Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-252138 on Form S-1 of our report dated November 12, 2020 (February 1, 2021 as to the effects of the reverse stock split discussed in Note 15) relating to the financial statements of Sensei Biotherapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

February 1, 2021